Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT dated as of June 22, 2010 (this “Agreement”) is made by and between Neoprobe Corporation, a Delaware corporation (the “Company”), and Platinum-Montaur Life Sciences, LLC, a Delaware limited liability company (the “Investor”).

Recitals

A.            Pursuant to the terms of a Securities Purchase Agreement dated as of December 26, 2007, as amended by the Securities Amendment and Exchange Agreement dated as of July 24, 2009 (as amended, the “Purchase Agreement”), Investor purchased (a) the Company’s Amended and Restated 10% Series A Convertible Senior Secured Promissory Note in the principal amount of $7,000,000, due December 26, 2011 (the “Series A Note”), (b) the Company’s 10% Amended and Restated Series B Convertible Senior Secured Promissory Note  in the principal amount of $3,000,000, due December 26, 2011 (the “Series B Note”), and (c) 3,000 shares of the Company’s 8% Series A Convertible Preferred Stock (the “Series A Stock”).

B.           Subject to the terms and conditions set forth herein, the Company and the Investor desire to cancel and retire the Series A Note, the Series B Note and the Series A Stock (collectively, the, and all rights of the Investor and obligations of the Company thereunder, in exchange for the issuance by the Company to the investor of 10,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Shares”). The Certificate of Designation of the Relative Rights and Preferences of the Company’s Series B Convertible Preferred Stock is attached to this Agreement as Exhibit A.

Statement of Agreement

In consideration of the foregoing, and of their mutual agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1.              Definitions.  Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings defined in the Purchase Agreement.

Section 2.              Exchange of Securities.

(a)           Subject to the terms and conditions herein set forth, at the Closing (as defined below) the Investor agrees to deliver to the Company the Series A Note, the Series B Note, and the Series A Stock (the “Original Securities”) in exchange for the Series B Shares.  In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and deliver the Series B Shares to the Investor in exchange for the Original Securities.

(b)           The closing of the transactions contemplated by this Agreement ( the “Closing”) shall occur simultaneously with the execution and delivery of this Agreement or on such later date and time as the Parties may agree (the “Closing Date”) at the offices of Investor, 152 West 57th  Street, 54th Floor, New York, New York.

(c)           At the Closing, the Investor shall deliver to the Company for cancellation the original Series A Note and Series B Note, and the certificates evidencing all Series A Stock held by Investor.  At the Closing, the Company shall issue to Investor certificates evidencing the Series B Shares for the Original Securities being exchanged.

(d)          For the avoidance of doubt, it is understood and acknowledged that, notwithstanding the transactions contemplated by this Agreement, the Warrants issued to the Investor shall remain outstanding and in effect pursuant to their terms.

Section 3.             Representations and Warranties of the Company.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(b)           The execution, delivery and performance by the Company of this Agreement, the issuance of the Series B Shares, and the consummation of the transactions contemplated hereby and thereby (a) has been duly authorized by all necessary corporate action; (b) do not and will not contravene the terms of the Certificate of Incorporation or By-Laws of the Company or any amendment thereof or any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected; (c) do not and will not (i) conflict with, contravene, result in any material violation or breach of or material default under (with or without the giving of notice or the lapse of time or both), (ii) create in any other Person a right or claim of termination or amendment, or (iii) require any material modification or acceleration or cancellation of, any Contractual Obligation of the Company or any of its Subsidiaries; and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any material property or asset of the Company or any of its, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(d)           Neither the Company nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or Governmental Authority in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Series B Shares in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, or rules).

(e)           The Series B Shares to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, they shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind, and shall be fully paid and non-assessable.

(f)           The Company has authorized and reserved, and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, shares of Common Stock sufficient to effect the conversion of the Series B Shares.

(g)          The shares of Common Stock to be issued upon conversion of the Series B Shares will, upon issuance, be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and rights of first refusal or preemptive rights of any kind imposed by or through the Company, and the holders thereof shall be entitled to all rights accorded to a holder of Common Stock.

(h)           The Company covenants and agrees that promptly following the Closing Date, all Series A Stock exchanged by Investor pursuant to this Agreement will be cancelled and retired by the Company.

Section 4.             Representations and Warranties of Investor.

(a)           The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

(b)           The Investor has the requisite power and authority to enter into and perform this Agreement and to purchase the Series B Shares being issued to it hereunder.  The execution, delivery and performance of this Agreement by the Investor and the consummation by it of the transactions contemplated hereby (i) have been duly authorized by all necessary limited liability company action, and (ii) do not contravene the terms of the organizational or governing documents of the Investor.  No further consent or authorization of the Investor, its board of directors or other governing body, or of its members, is required for the execution, delivery or performance of this Agreement by the Investor. When executed and delivered by the Investor, this Agreement shall constitute the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)           The Investor owns and holds, beneficially and of record, the entire right, title, and interest in and to the Original Securities, free and clear of any claim, restriction or Lien other than restrictions on transfer under the Securities Act and applicable state securities laws.

(d)          The Investor is acquiring the Series B Shares for its own account and not with a view to or for sale in connection with a distribution thereof.  The Investor does not have a present intention to sell any of the Series B Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Series B Shares to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Series B Shares (or securities issued upon conversion of the Series B Shares) for any minimum or other specific term and reserves the right to dispose of such securities at any time in accordance with federal and state securities laws applicable to such disposition.  The Investor acknowledges and agrees that certificates representing the Series B Shares shall bear a legend to the following effect:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

(e)          The Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act.  The Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Series B Shares. The Investor is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and the Investor is not a broker-dealer. Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

(f)           The Investor acknowledges that it has carefully reviewed the SEC Reports, and other publicly available information furnished by the Company, and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of this Agreement and the Series B Shares and the merits and risks of investing in the Series B Shares; (ii) access to information about the Company and Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the information that has been furnished by the Company.

(g)          The Investor understands that the Series B Shares have not been registered under the Securities Act and must be held indefinitely unless registered under the Securities Act or an exemption from registration is available. The Investor acknowledges that it is familiar with Rule 144, and that the Investor has been advised that Rule 144 permits resales of unregistered securities only under certain circumstances. The Investor understands that to the extent that Rule 144 is not available, the Investor will be unable to sell any Series B Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(h)          The Investor understands that the Series B Shares are being issued in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein in order to determine the applicability of such exemptions. The Investor understands that no Governmental Authority has passed upon or made any recommendation or endorsement of the Series B Shares.

(i)           The Investor has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

Section 5.              Conditions Precedent to the Company’s Obligations. The obligation hereunder of the Company to issue and deliver the Series B Shares to the Investor in exchange for the Original Securities is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)           The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to the Closing Date.

(b)          The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(c)           The Investor shall have delivered to the Company a Form UCC-3 Termination Statement in form suitable for recording with the Delaware Secretary of State, terminating the security interests granted pursuant to the Security Agreement.

(d)          The Investor shall have delivered to the Company a letter addressed to U.S. Bank National Association, executed by an authorized officer of Investor, in substantially the form attached hereto as Exhibit B.

(e)           The Investor shall have delivered to the Company an agreement terminating the IP Security Agreement, in substantially the form attached hereto as Exhibit C.

(f)           The Investor shall have delivered to the Company the original stock certificates of Cira Biosciences, Inc. and Cardiosonix, Ltd., along with the stock powers executed in blank in connection therewith, that were pledged to Investor pursuant to the Security Agreement.

(g)          The parties to the Intercreditor Agreement defined therein as the “Junior Lenders” shall have exchanged the Junior Debt (as defined in the Intercreditor Agreement) for 1,000 shares of the Company’s Series C Convertible Preferred Stock, and shall have consented to the termination of the Intercreditor Agreement.

Section 6.              Conditions Precedent to the Investor’s Obligations. The obligation hereunder of the Investor to accept the Series B Shares in exchange for the Original Securities is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below. These conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion.

(a)           The Company shall have filed the Certificate of Designation of the Company’s Series B Convertible Preferred Stock with the Delaware Secretary of State, in substantially the form attached hereto as Exhibit A.

(b)           The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c)           Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(d)           The parties to the Intercreditor Agreement defined therein as the “Junior Lenders” shall have exchanged the Junior Debt (as defined in the Intercreditor Agreement) for 1,000 shares of the Company’s Series C Convertible Preferred Stock, and shall have consented to the termination of the Intercreditor Agreement.

(e)           The Investor shall have received an opinion of counsel to the Company, substantially in the form of Exhibit D, with such exceptions and limitations as shall be reasonably acceptable to counsel to Investor.

Section 7.              Termination of Other Agreements.  Effective upon the Closing, the following agreements referenced in the Purchase Agreement shall be terminated, and shall no longer be of any force or effect:

(a)           the Account Control Agreement;

(b)           the Security Agreement;

(c)           the IP Security Agreement; and

(d)           the Registration Rights Agreement.

Section 8.              Continuing Effectiveness of Purchase Agreement. Except as expressly modified or amended hereby, the terms and conditions of the Purchase Agreement shall remain unchanged and in full force and effect, and each of the parties hereby ratifies and confirms the same. References to Preferred Stock in the Purchase Agreement shall be deemed to include the Series B Shares, references to Conversion Shares in the Purchase Agreement shall be deemed to include the Common Shares issuable upon conversion of the Series B Shares and references to Securities in the Purchase Agreement shall be deemed to include the Series B Shares. Notwithstanding anything to the contrary contained in this Section 8, it is understood and agreed that Sections 5.14 and 5.15 of the Purchase Agreement shall, upon and after Closing hereunder, be of no further force and effect.

Section 9.              Fees and Expenses.  Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, that the Company shall pay the actual legal expenses incurred by the Investor in connection with the negotiation and execution of this Agreement, up to an aggregate of $5,000.

Section 10.            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all such counterparts together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

NEOPROBE CORPORATION

By:	/s/ Brent L. Larson
Name: Brent L. Larson
Title: VP Finance/CFO

PLATINUM-MONTAUR LIFE SCIENCES, LLC

By:	/s/ Michael Goldberg
Name: Michael Goldberg
Title: Portfolio Manager

Exhibit A

NEOPROBE CORPORATION

CERTIFICATE OF DESIGNATIONS, VOTING POWERS,
PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

It is hereby certified that:

I.           The name of the corporation is Neoprobe Corporation (the “Corporation”), a Delaware corporation.

II.          Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series B Convertible Preferred Stock hereinafter designated as contained in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Certificate of Incorporation of the Corporation permitting the issuance of said Series B Preferred Stock by resolution of the Board of Directors:

Section 11.          Designation and Rank.

(a)        Designation.  The designation of such series of the Preferred Stock shall be the Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”).  The maximum number of shares of Series B Preferred Stock shall be Ten Thousand (10,000) Shares.

(b)        Rank.  The Series B Preferred Stock shall rank prior to the common stock, par value $.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by their terms do not rank on a parity with or senior to the Series B Preferred Stock (“Junior Stock”).   The Series C Convertible Preferred Stock shall rank senior to the Series B Preferred Stock as to rights to cash dividends, and on a parity with the Series B Preferred Stock as to distributions on liquidation, dissolution or winding up. The Series B Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

Section 12.          Dividends. Whenever the Board of Directors declares a dividend on the Common Stock each holder of record of a share of Series B Preferred Stock, or any fraction of a share of Series B Preferred Stock, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the “Record Date”) shall be entitled to receive, out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series B Preferred Stock could be converted on the Record Date, without regard to Section 7 hereof.

Section 13.           Voting Rights.

(a)        Class Voting Rights.  The Series B Preferred Stock shall have the following class voting rights.  The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class, amend, alter or repeal the provisions of the Series B Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock. So long as at least 25% of the shares of the Series B Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class: (i) repurchase, redeem or pay dividends on (whether in cash, in kind, or otherwise), shares of the Company's Junior Stock; (ii) at any time prior to December 31, 2011, issue or permit to exist any indebtedness for borrowed money, except for (x) obligations under conditional sale or other title retention agreements relating to capital assets acquired by the Company, (y) borrowings from a bank or other financial institution under a working capital line or revolving line of credit in an aggregate principal amount of less than $2,000,000, or (z) indebtedness of the Subsidiaries (as such term is defined in the Securities Purchase Agreement, dated as of December 26, 2007 between the Company and Platinum-Montaur Life Sciences, LLC) of the Company in an aggregate principal amount not to exceed $1,000,000; (iii) effect any distribution with respect to any Junior Stock, or (iv) issue any Common Stock or Common Stock equivalent for a per Common Stock share effective price less than $1.35, other than (i) issuances of securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issuance Date, provided that such securities have not been amended since the Issuance Date to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; (ii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, but not including a transaction with an entity whose primary business is investing in securities or a transaction, the primary purpose of which is to raise capital; or (iii) issuances, pursuant to employee stock option plans approved by the Company's shareholders, of options to employees, officers or directors of the Company, approved by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of nonemployee directors established for such purpose. For purposes of clause (iv) above, the “per Common Stock share effective price” in the case of any Common Stock equivalent shall be determined by dividing (X) the total amount received or receivable by the Company as consideration for the issue or sale of such Common Stock equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exercise thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exercise of all such Common Stock equivalents.

(b)        General Voting Rights.  Except with respect to transactions upon which the Series B Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above, the Series B Preferred Stock shall have no voting rights.  The Common Stock into which the Series B Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

Section 14.           Liquidation Preference.

(a)        In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus of any nature, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock (but pari passu with any payment to holders of Series C Convertible Preferred Stock), an amount per share of Series B Preferred Stock calculated by taking the total amount available for distribution to holders of all the Company’s outstanding Common Stock before deduction of any preference payments for the Series B Preferred Stock or Series C Convertible Preferred Stock, divided by the total of (x) all of the then outstanding shares of the Company’s Common Stock, plus (y) all of the shares of the Company’s Common Stock into which all of the outstanding shares of the Series B Preferred Stock and Series C Convertible Preferred Stock can be converted, and then (z) multiplying the sum so obtained by the number of shares of Common Stock into which such share of Series B Preferred Stock could then be converted (the “Liquidation Preference Amount”).  The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock.  All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series B Preferred Stock), or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein.  After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series B Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)        A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall be, at the election of the holders of a majority of the Series B Preferred Stock, deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4; provided, however, that any such transaction shall not be deemed to be a liquidation, dissolution or winding up unless such transaction is approved by the Board of Directors of the Company and the holders of the Series B Preferred Stock do not control the Board of Directors.  In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a liquidation pursuant to this Section 4(b), the Series B Preferred Stock shall maintain its relative powers, designations and preferences provided for herein (including any adjustment required under Section 5(c)(v) hereof) and no merger shall result inconsistent therewith.

(c)        Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

Section 15.           Conversion.  The holders of Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)        Right to Convert.  At any time on or after the date of issuance of the Series B Preferred Stock (the “Issuance Date”), the holder of any such shares of Series B Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series B Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock at a conversion rate of Three Thousand Two Hundred Seventy (3,270) shares of Common Stock for each share of Preferred Stock (subject to adjustments set forth in Section 5(c) herein, the “Conversion Rate”).  The Company shall keep written records of the conversion of the shares of Series B Preferred Stock converted by each holder.  A holder shall be required to deliver the original certificates representing the shares of Series B Preferred Stock upon any conversion of the Series B Preferred Stock as provided in Section 5(b) below.

(b)        Mechanics of Voluntary Conversion.  The Voluntary Conversion of Series B Preferred Stock shall be conducted in the following manner:

(i)  Holder's Delivery Requirements.  To convert Series B Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as  Exhibit I  (the “Conversion Notice”), to the Company, and (B) with respect to the final conversion of shares of Series B Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii)  Company's Response.  Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within five (5) business days following the date of receipt by the Company of the certificate representing the shares of Series B Preferred Stock being converted, (x) issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, and (y) if the certificate so surrendered represents more shares of Series B Preferred Stock than those being converted, issue and deliver to the holder a new certificate for such number of shares of Series B Preferred Stock represented by the surrendered certificate which were not converted.

(iii)  Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv)  Company's Failure to Timely Convert.  If within five (5) business days of the Company's receipt of the Conversion Notice (the “Share Delivery Period”) the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series B Preferred Stock (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder, the Company shall pay additional damages to such holder on each business day after such fifth (5th) business day that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not so issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and (B) the closing bid price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 5(b)(ii).  If the Company fails to pay the additional damages set forth in this Section 5(b)(iv) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

(c)     Adjustments of Conversion Rate.

(i)  Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Rate shall be proportionately increased.  If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Rate shall be proportionately decreased.  Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Rate then in effect by a fraction:

the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately following the time of such issuance or the close of business on such record date; and

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance.

(iii)  Adjustment for Other Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series B Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event (without regard to Section 7 hereof) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(c)(iii) with respect to the rights of the holders of the Series B Preferred Stock.

(iv)  Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(c)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(c)(v)), then, and in each event, an appropriate revision to the Conversion Rate shall be made and provisions shall be made so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change (without giving effect to the limitations set forth in Section 7 hereof), all subject to further adjustment as provided herein.

(v)  Adjustments for Reorganization, Merger, Consolidation or Sales of Assets.  If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(c)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(c)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person that is not deemed a liquidation pursuant to Section 4(b) (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Rate  shall be made and provision shall be made so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series B Preferred Stock (without regard to Section 7 hereof) into the Company’s Common Stock prior to the Organic Change.

(vi)  Record Date.  In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(d)           No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series B Preferred Stock shall have been issued.

(e)           Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Rate or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of such affected Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Preferred Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f)           Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant thereto;  provided,  however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(g)           Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (i) upon hand delivery, telecopy or facsimile at the address or number designated in the Exchange Agreement (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express overnight courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Company will give written notice each holder of Series B Preferred Stock at least ten (10) days prior to the date on which the Company takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. Subject to Section 4(c), the Company will also give written notice to each holder of Series B Preferred Stock at least ten (10) days prior to the date on which any Organic Change will take place and in no event shall such notice be provided to such holder  prior to such information being made known to the public

(h)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date, as applicable, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

(i)           Reservation of Common Stock.  The Company shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock then outstanding (without regard to the limitations on conversion set forth in Section 7 hereof).

(j)           Retirement of Series B Preferred Stock.  Conversion of Series B Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date.  The Company shall keep written records of the conversion of the shares of Series B Preferred Stock converted by each holder.  A holder shall be required to deliver the original certificates representing the shares of Series B Preferred Stock upon complete conversion of the Series B Preferred Stock represented by such certificates. A delivery of original certificates pursuant to Section 5(b)(i) shall be deemed to comply with the requirements of this Section 5(j).

(k)           Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series B Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 16.           No Preemptive Rights.  Except as provided in Section 5 hereof, no holder of the Series B Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

Section 17.           Conversion Restriction.  Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time;  provided,  however, that upon a holder of Series B Preferred Stock  providing the Company with sixty-one (61) days notice (pursuant to Section 5(g) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series B Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice.

Section 18.            Inability to Fully Convert.

(a)        Holder's Option if Company Cannot Fully Convert.  If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available, or (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series B Preferred Stock pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice, and with respect to the unconverted Series B Preferred Stock (the “Unconverted Preferred Stock”), the holder, solely at such holder's option, can elect to, at any time after receipt of notice from the Company that there is Unconverted Preferred Stock, to void the holder’s Conversion Notice as to the number of shares of Common Stock the Company is unable to issue and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock.

(b)       Mechanics of Fulfilling Holder's Election.  The Company shall immediately send via facsimile to a holder of Series B Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the “Inability to Fully Convert Notice”).  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, and (ii) the number of shares of Series B Preferred Stock which cannot be converted.

Section 19.           Automatic Conversion.

(a)        Automatic Conversion Events.  All outstanding shares of Series B Preferred Stock shall be automatically converted into Common Stock at the Conversion Rate upon the earlier to occur of (i) the closing of a firm commitment underwritten public offering of Common Stock of the Company pursuant to an effective registration statement under Section 5 of the Securities Act  in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) from such public offering are at least $10,000,000, or (ii) December 31, 2012 (each, an “Automatic Conversion Event”).

(b)       Mechanics of Automatic Conversion.  Upon the occurrence of an Automatic Conversion Event, the outstanding Series B Preferred Stock shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the Common Stock issuable upon such conversion unless the certificates evidencing such Series B Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder certifies to the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series B Preferred Stock to the Company or the transfer agent, there shall be issued and delivered to such holder promptly in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were converted on the date on which such automatic conversion occurred, and the Company shall promptly pay in cash (at the fair market value per share of Common Stock determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of shares of Series B Preferred Stock being converted. Until surrendered as provided above, each certificate formerly representing Series B Preferred Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

(c)        Inability to Convert.  Notwithstanding the provisions of Section 9(a) if, upon the occurrence of an Automatic Conversion Event, the Company cannot issue shares of Common Stock to fully effect the conversion for any reason, including, without limitation, because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available, (ii) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series B Preferred Stock, or (iii) the conversion would be prohibited by the provisions of Section 7 hereof and such prohibition has not been waived by the holder, then the Company shall issue as many shares of Common Stock as it is able to issue, and with respect to the unconverted Series B Preferred Stock (the “Unconverted Preferred Stock”), deliver to the holder a certificate for the shares of the Unconverted Preferred Stock.  In the event that the Company is thereafter able to convert the Unconverted Preferred Stock, it shall so notify the holder in writing, and such notice shall be deemed to be an Automatic Conversion Event for purposes of this Section 9.

Section 20.           Vote to Change the Terms of Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock, shall be required for any change to this Certificate of Designation or the Company’s Certificate of Incorporation that would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Stock.

Section 21.           Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of such certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

Section 22.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 23.           Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

Section 24.           Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this __  day of June, 2010.

NEOPROBE CORPORATION

By:
Name:
Title:

EXHIBIT I
NEOPROBE CORPORATION
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series B Preferred Stock of Neoprobe Corporation (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, par value $.001 per share (the “Preferred Shares”), of Neoprobe Corporation, a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

The Common Stock has been sold:  YES ___   NO ___

Please confirm the following information:

Conversion Rate:

Number of shares of Common Stock
to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

            Issue to:
            Facsimile Number:

Authorization:
By: ________________________________________
Title:  ______________________________________

Dated:  ______________________________________

Exhibit B

Via Facsimile:  (614) 232-8098

U.S. Bank National Association
10 West Broad Street
Columbus, Ohio 43215
Attn:  Matthew Gerhardt

Re:  Neoprobe Corporation – Blocked Account Control Agreement

Ladies and Gentlemen:

Pursuant to Section 8 of the Blocked Account Control Agreement dated as of February 5, 2008 (the “Agreement”) relating to accounts of Neoprobe Corporation (“Neoprobe”), this letter is to advise you that all outstanding obligations of Neoprobe to Platinum Montaur Life Sciences, LLC (“Lender”) referenced by the Agreement have been paid, and Lender hereby releases U.S. Bank National Association (“Bank”) from any further obligation to comply with instructions originated by Lender with respect to the Deposit Accounts referenced therein.

Very truly yours,

Dated: June __, 2010	Platinum Montaur Life Sciences, LLC

By:
Name:
Title:

Exhibit C

TERMINATION OF PATENT, TRADEMARK

AND COPYRIGHT SECURITY AGREEMENT

THIS TERMINATION OF PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT (this “Termination”) is entered into as of this __ day of June 2010, by and among NEOPROBE CORPORATION, a Delaware corporation (the “Company”), CARDIOSONIX LTD., a corporation organized under the laws of the State of Israel (“Cardiosonix”), and CIRA BIOSCIENCES INC., a Delaware corporation (“Cira” and jointly and severally with the Company and Cardiosonix, the “Pledgor”), each with its principle address at 425 Metro Place North, Suite 300, Dublin, Ohio 43017-1367, and Platinum-Montaur Life Sciences, LLC (the  “Lender”).

WHEREAS, the Pledgors and the Lender are parties to a certain Patent, Trademark and Copyright Security Agreement, dated as of December 26, 2007 (the “IP Security Agreement”) securing certain obligations of the Company; and

WHEREAS, all obligations of the Company secured by the IP Security Agreement have been fully discharged;

NOW THEREFORE, in consideration of the foregoing, the Pledgors and the Lender agree that (i) the IP Security Agreement is hereby terminated, (ii) the Pledgors shall have no further obligations to Lender thereunder, (iii) the security interests granted therein are hereby released, and (iv) the Company is hereby authorized to file a copy of this Termination with the U. S. Patent and Trademark Office.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PLEDGOR:

In the Presence of:	NEOPROBE CORPORATION

By:
Witness	Name: David C. Bupp
Title: President & CEO

In the Presence of:	CARDIOSONIX LTD

By:
Witness	Name: David C. Bupp
Title: Chairman

In the Presence of:	CIRA BIOSCIENCES INC.

By:
Witness	Name: David C. Bupp
Title: Chairman

LENDER:

In the Presence of:	PLATINUM-MONTAUR LIFE SCIENCES, LLC

By:
Witness	Name: Michael Goldberg
Title: Portfolio Manager